Exhibit 99.1

Expion360 Announces Second Quarter 2025 Preliminary Financial and Operational Results

Delivers 134% Revenue Growth Year-Over-Year Fueled by Strong Demand for New Products and Technologies

Record $3.0 Million in Quarterly Sales; Sixth Consecutive Quarter of Revenue Growth

REDMOND, OR – August 4, 2025 – Expion360 Inc. (Nasdaq: XPON) (“Expion360” or the “Company”), an industry leader in lithium-ion battery power storage, today announced record preliminary financial and operational results for the second quarter ended June 30, 2025.

Preliminary Second Quarter 2025 Highlights

The Company expects to report the following financial information for the second quarter ended June 30, 2025, unless otherwise noted:

•	Record quarterly revenue of $3.0 million, up 134% from the prior year period and 46% sequentially
•	Revenue of $5.0 million for the first half of 2025, up 124% from the prior year period
•	Sixth consecutive quarter of revenue growth
•	Gross profit increased 91% from the prior year period to $623 thousand
•	Operating cash burn improved 52% for the first half of 2025 compared to the prior year period, with net cash used in operating activities down to $1.6 million

Management Commentary

“The second quarter of 2025 marked another inflection point in our growth trajectory, and reflects a meaningful recovery of demand in the RV market, combined with expanded outreach to original equipment manufacturers and successful onboarding of new customers,” said Brian Schaffner, Chief Executive Officer and Interim Chief Financial Officer of Expion360. “This performance was highlighted by two of the most successful sales months in our history, providing exceptional top-line momentum. Our strong quarterly performance reflected both sustained organic demand from our nationwide network of over 300 dealer and distributor partners, and increasing adoption of our newer battery models and related technologies. It underscores the tangible traction we’re seeing from investments in product innovation, and from our continued engagement with original equipment manufacturers. Importantly, we also improved cash efficiency, reducing net cash used in operating activities to less than 50% for the first half of 2025 as it was in the same period last year.

“As we look ahead, we believe we are well-positioned to deepen customer adoption across our product portfolio and execute our strategic growth initiatives. We remain focused on expanding distribution and advancing our lithium-ion battery technology,” concluded Mr. Schaffner.

Second Quarter 2025 Results Conference Call

Management will host a conference call regarding the Company’s full financial and operational results for the second quarter ended June 30, 2025, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Wednesday, August 13, 2025
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Dial-in:	1-844-825-9789
International Dial-in:	1-412-317-5180
Conference Code:	10200569
Webcast:	XPON Q2 2025 Financial and Operational Results Conference Call

A telephone replay will be available approximately three hours after the call and will remain available through August 27, 2025, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 10200569. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available via the investor relations section of the Company’s website here.

About Expion360

Expion360 is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles, marine applications, Light EV and residential energy storage.

The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The Company is headquartered in Redmond, Oregon. Expion360 lithium-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country.

To learn more about the Company, visit expion360.com.

Financial Information is Preliminary and May Be Subject to Change

The unaudited interim financial information presented in this press release is preliminary, and is based upon information available to the Company as of the date of this press release. The information does not reflect a comprehensive statement of the Company’s results for the second quarter ended June 30, 2025. The Company’s actual results remain subject to the completion of management’s and its audit committee’s review and other financial closing processes, as well as the completion and preparation of the Company’s financial data for such periods. The Company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to such preliminary data. The final financial results reported for the second quarter ended June 30, 2025 may differ from the results reported in this release. This preliminary estimated data should not be considered a substitute for the financial statements to be prepared in accordance with accounting principles generally accepted in the United States and to be filed with the Securities and Exchange Commission once available.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements included in this press release include, but are not limited to, statements relating to the Company’s projected financial results, including revenue, gross profit, and net cash used in operating activities; and the Company’s beliefs, plans, and expectations about its operations, product development and pipeline, and ability to execute its growth prospects and expectations. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Company Contact:

Brian Schaffner, CEO and Interim CFO

541-797-6714

Email Contact

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us